Nucor Reports Results For First Quarter Of 2014

CHARLOTTE, N.C., April 24, 2014 /PRNewswire/ -- Nucor Corporation (NYSE: NUE) announced today consolidated net earnings of $111.0 million, or $0.35 per diluted share, for the first quarter of 2014. By comparison, Nucor reported net earnings of $84.8 million, or $0.26 per diluted share, for the first quarter of 2013 and net earnings of $170.5 million, or $0.53 per diluted share, in the fourth quarter of 2013.

Nucor incurred a charge to value inventories using the last-in, first-out (LIFO) method of accounting of $14.5 million ($0.03 per diluted share) in the first quarter of 2014, compared with a charge of $18.0 million ($0.03 per diluted share) in the first quarter of 2013 and a charge of $17.4 million ($0.04 per diluted share) in the fourth quarter of 2013. Included in the first quarter of 2014 earnings was a $12.8 million ($0.04 per diluted share) charge primarily related to tax legislation changes in the state of New York. Also included in first quarter results is a $9.0 million charge ($0.02 per diluted share) related to the disposal of assets within the steel mills segment. Earnings in the fourth quarter of 2013 were impacted by an out-of-period non-cash gain of $21.3 million ($0.07 per diluted share) related to a correction to deferred tax balances.

Nucor's consolidated net sales increased 12% to $5.11 billion in the first quarter of 2014 from $4.55 billion in the first quarter of 2013 and increased 4% compared with $4.89 billion in the fourth quarter of 2013. Average sales price per ton increased 3% over the first quarter of 2013 and increased 1% over the fourth quarter of 2013. Total tons shipped to outside customers were 6,189,000 tons in the first quarter of 2014, an 8% increase over the first quarter of 2013 and a 3% increase over the fourth quarter of 2013, despite severe weather conditions. Total first quarter steel mill shipments increased 5% from the fourth quarter of 2013 and increased 7% over the first quarter of 2013. First quarter downstream steel products shipments to outside customers decreased 1% from the fourth quarter of 2013 and increased 13% over the first quarter of 2013.

The average scrap and scrap substitute cost per ton used during the first quarter of 2014 was $398, an increase of 5% from $379 in the first quarter of 2013 and an increase of 6% compared to $377 in the fourth quarter of 2013.

Overall operating rates at our steel mills increased to 75% in the first quarter of 2014 as compared to 72% in the first quarter of 2013 and were the same as the fourth quarter of 2013.

Total steel mill energy costs in the first quarter of 2014 increased approximately $5 per ton compared to the first quarter of 2013 and $7 per ton compared to the fourth quarter of 2013. The increases were attributable to increased natural gas and electricity unit costs.

Our liquidity position remains strong with $1.25 billion in cash and cash equivalents and short-term investments and an untapped $1.5 billion revolving credit facility that does not expire until August 2018.

We continue to be pleased with the progress of our new direct reduced iron (DRI) plant in St. James Parish, Louisiana. In the first quarter of 2014, the Louisiana DRI plant produced 455,000 tons with peak operating rates exceeding 90% of the name plate capacity while achieving world-class metallization and carbon percentages.

In February, Nucor's board of directors declared a cash dividend of $0.37 per share payable on May 12, 2014 to stockholders of record on March 31, 2014. This dividend is Nucor's 164th consecutive quarterly cash dividend, a record we expect to continue.

In March, a jury in a federal district court in Houston, Texas, returned a verdict against Nucor and five other co-defendants in an antitrust litigation brought by plaintiff MM Steel, LP, a steel plate service center located in Houston. The jury returned a verdict of $52 million in damages against all defendants jointly and severally. This amount is subject to trebling under the federal antitrust laws. The portion of damages, if any, that Nucor may be required to pay is unknown at this time. Nucor will continue to pursue all available post-trial motions and appeals to seek to have the verdict overturned. We continue to believe that MM Steel, LP's claims against Nucor are meritless and that Nucor acted entirely within its legal rights. Accordingly, we have not recorded a charge related to this case.

As expected, first quarter of 2014 earnings, excluding the impact of the tax and disposal of assets charges in the first quarter of 2014, were below the fourth quarter of 2013 levels, excluding the out-of-period tax adjustment in the fourth quarter of 2013. The largest factor contributing to this decrease was severe weather conditions, which disrupted customer demand, decreased the amount of railcar availability, contributed to increased energy costs at our steel mills and exacerbated conditions in the seasonally weaker performance of our fabricated construction products businesses. Additionally, import levels negatively impacted pricing and margins at our bar and sheet mills. Our operating performance did benefit from having no major extended planned outages at our steel mills during the first quarter.

We currently expect some improvement in second quarter of 2014 earnings from the first quarter of 2014, excluding the impact of the tax and disposal of assets charges incurred in the first quarter. We anticipate improved performance at both our steel mills and fabricated construction product businesses (rebar fabrication, joist and decking and pre-engineered metal buildings), although imports are expected to continue to pressure pricing and margins at our steel mills. We remain cautiously optimistic about the small but noticeable improvement in the nonresidential construction markets in 2014.

Nucor and affiliates are manufacturers of steel products, with operating facilities primarily in the U.S. and Canada. Products produced include: carbon and alloy steel -- in bars, beams, sheet and plate; steel piling; steel joists and joist girders; steel deck; fabricated concrete reinforcing steel; cold finished steel; steel fasteners; metal building systems; steel grating and expanded metal; and wire and wire mesh. Nucor, through The David J. Joseph Company, also brokers ferrous and nonferrous metals, pig iron and HBI/DRI; supplies ferro-alloys; and processes ferrous and nonferrous scrap. Nucor is North America's largest recycler.

Certain statements contained in this news release are "forward-looking statements" that involve risks and uncertainties. The words "believe," "expect," "project," "will," "should," "could" and similar expressions are intended to identify those forward-looking statements. Factors that might cause the Company's actual results to differ materially from those anticipated in forward-looking statements include, but are not limited to: (1) the sensitivity of the results of our operations to prevailing steel prices and the changes in the supply and cost of raw materials, including scrap steel; (2) market demand for steel products; (3) energy costs and availability; and (4) competitive pressure on sales and pricing, including competition from imports and substitute materials. These and other factors are discussed in Nucor's regulatory filings with the Securities and Exchange Commission, including those in Nucor's December 31, 2013 Annual Report on Form 10-K, Item 1A. Risk Factors. The forward-looking statements contained in this news release speak only as of this date, and Nucor does not assume any obligation to update them.

You are invited to listen to the live broadcast of Nucor's conference call in which management will discuss Nucor's first quarter results on April 24, 2014 at 2:00 p.m. eastern time. The conference call will be available over the Internet at www.nucor.com, under Investor Relations.

TONNAGE DATA
(in thousands)

	Three Months (13 Weeks) Ended
	April 5, 2014	March 30, 2013	Percentage Change
Steel mills production	5,194	4,818	8%
Steel mills total shipments	5,432	5,075	7%

Sales tons to outside customers:
Steel mills	4,600	4,334	6%
Joist	92	71	30%
Deck	87	69	26%
Cold finished	138	122	13%
Fabricated concrete
reinforcing steel	239	228	5%
Other	1,033	882	17%
	6,189	5,706	8%

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except per share data)

	Three Months (13 Weeks) Ended

	April 5, 2014	March 30, 2013

Net sales	$ 5,108,444	$ 4,550,772

Costs, expenses and other:
Cost of products sold	4,731,242	4,247,556
Marketing, administrative and other expenses	133,434	116,225
Equity in (earnings) losses of unconsolidated affiliates	(4,474)	1,172
Interest expense, net	40,741	32,491
	4,900,943	4,397,444
Earnings before income taxes and
noncontrolling interests	207,501	153,328
Provision for income taxes	77,805	42,600
Net earnings	129,696	110,728
Earnings attributable to
noncontrolling interests	18,665	25,939
Net earnings attributable to
Nucor stockholders	$ 111,031	$ 84,789

Net earnings per share:
Basic	$0.35	$0.26
Diluted	$0.35	$0.26

Average shares outstanding:
Basic	319,505	318,686
Diluted	319,768	318,842

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands)

	April 5, 2014	Dec. 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 1,152,542	$ 1,483,252
Short-term investments	100,000	28,191
Accounts receivable, net	1,900,293	1,810,987
Inventories, net	2,724,194	2,605,609
Other current assets	432,844	482,007

Total current assets	6,309,873	6,410,046

Property, plant and equipment, net	4,960,948	4,917,024

Goodwill	1,958,967	1,973,608

Other intangible assets, net	851,013	874,154

Other assets	1,037,210	1,028,451

Total assets	$ 15,118,011	$ 15,203,283

LIABILITIES
Current liabilities:
Short-term debt	$ 27,072	$ 29,202
Long-term debt due within one year	3,300	3,300
Accounts payable	1,062,572	1,117,078
Federal income taxes payable	29,582	-
Salaries, wages and related accruals	218,916	282,860
Accrued expenses and other current liabilities	554,526	527,776

Total current liabilities	1,895,968	1,960,216

Long-term debt due after one year	4,376,900	4,376,900

Deferred credits and other liabilities	984,608	955,889

Total liabilities	7,257,476	7,293,005

EQUITY
Nucor stockholders' equity:
Common stock	151,025	151,010
Additional paid-in capital	1,849,737	1,843,353
Retained earnings	7,132,776	7,140,440
Accumulated other comprehensive (loss) income,
net of income taxes	(35,797)	9,080
Treasury stock	(1,495,586)	(1,498,114)
Total Nucor stockholders' equity	7,602,155	7,645,769

Noncontrolling interests	258,380	264,509

Total equity	7,860,535	7,910,278

Total liabilities and equity	$ 15,118,011	$ 15,203,283

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In thousands)

	Three Months (13 Weeks) Ended

	April 5, 2014	March 30, 2013

Operating activities:
Net earnings	$ 129,696	$ 110,728
Adjustments:
Depreciation	161,480	130,425
Amortization	18,432	19,048
Stock-based compensation	5,408	6,035
Deferred income taxes	8,312	11,183
Distribution from affiliates	-	6,708
Equity in (earnings) losses of unconsolidated affiliates	(4,474)	1,172
Loss on assets	9,046	-
Changes in assets and liabilities (exclusive of acquisitions and dispositions):
Accounts receivable	(97,183)	(90,688)
Inventories	(123,145)	(63,222)
Accounts payable	7,489	(175)
Federal income taxes	56,526	11,654
Salaries, wages and related accruals	(59,147)	(74,206)
Other operating activities	36,774	60,149

Cash provided by operating activities	149,214	128,811

Investing activities:
Capital expenditures	(258,058)	(330,585)
Investment in and advances to affiliates	(7,105)	(20,678)
Repayment of advances to affiliates	3,000	7,500
Disposition of plant and equipment	4,540	2,958
Acquisitions (net of cash acquired)	(1,408)	-
Purchases of investments	(100,000)	-
Proceeds from the sale of investments	27,529	73,428
Proceeds from the sale of restricted investments	-	148,725
Changes in restricted cash	-	(20,135)

Cash used in investing activities	(331,502)	(138,787)

Financing activities:
Net change in short-term debt	(2,130)	12,512
Excess tax benefits from stock-based compensation	300	500
Distributions to noncontrolling interests	(24,794)	(34,594)
Cash dividends	(118,680)	(117,618)
Other financing activities	(601)	109

Cash used in financing activities	(145,905)	(139,091)

Effect of exchange rate changes on cash	(2,517)	(1,095)

Decrease in cash and cash equivalents	(330,710)	(150,162)

Cash and cash equivalents - beginning of year	1,483,252	1,052,862

Cash and cash equivalents - end of three months	$ 1,152,542	$ 902,700

Non-cash investing activity:
Change in accrued plant and equipment purchases	$ (60,864)	$ (24,590)

CONTACT: Nucor Executive Offices, +1-704-366-7000, or fax, +1-704-362-4208